EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY ANNOUNCES
ACCEPTANCE OF MILLIOS MSA SYSTEM,
PRELIMINARY RESULTS FOR THE FOURTH QUARTER OF 2013, AND
GUIDANCE FOR THE FIRST QUARTER OF 2014

FREMONT, Calif. - Feb. 4, 2014 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, announces that the Millios™ millisecond anneal (MSA) system has been qualified for volume production at advanced Foundry/Logic wafer fabrication facilities. After demonstrating leading edge productivity and reliability, the Millios system was released to support the ramping production of advanced technology node devices at one of its key customers.

“Partnering with our customer, who has extensive MSA experience, the Millios was recognized to achieve superior device performance, and have inherent productivity advantages, over alternative MSA technologies on the market,” said Johannes Keppler, Vice President and General Manager of Mattson Technology’s Thermal Products Group. “Through an extensive qualification period, the Millios was driven to not only perform to its designed capabilities, but was stressed to develop further improvements to its production reliability. The commitment, which both Mattson and our partnering customer have made to the Millios, has resulted in a MSA system that will support current production of advanced devices well beyond the 20nm technology node.”

“The Millios keeps with Mattson’s continued focus to provide products which have both leading edge technical capability and industry leading productivity. For our customer, the Millios achieved both superior electrical device performance and higher system availability and throughput than other MSA systems currently on the market,” said Fusen Chen, President and Chief Executive Officer of Mattson Technology.

Fourth Quarter 2013 Preliminary Unaudited Results and First Quarter 2014 Guidance
Mattson also announces that preliminary unaudited net sales for the fourth quarter of 2013 is expected to be in the range of $40 million to $41 million and preliminary unaudited net income per share for the fourth quarter of 2013 is expected to be in the range of $0.03 to $0.04. These results reflect the recognition of revenue associated with the aforementioned acceptance of a Millios system for volume production at advanced Foundry/Logic wafer fabrication facilities. Mattson also expects, as of December 31, 2013, that cash, cash equivalents and restricted cash will be approximately $16 million with $14 million outstanding borrowing under its revolving credit facility.

For the first quarter of 2014, Mattson expects net sales to be $43 million plus or minus $2 million and net income per share to be $0.04 plus or minus $0.02.

There will not be a conference call to discuss these preliminary results. Mattson will issue final results for the fourth quarter and year ended December 31, 2013, and hold a conference call to discuss those results, on or around February 20, 2014.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding the company’s financial and operational projections and performance, technology, product performance and reliability, anticipated demand for the company’s products, ability to convert new market opportunities and plans, strategies and objectives of management for future operations. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially from those expressed or implied by such forward-looking statements and assumptions. Such risks and uncertainties include, but are not limited to: macroeconomic and geopolitical trends and events; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company’s products; customer acceptance of delivered products and the company’s ability to collect amounts due upon shipment and upon acceptance; the company’s ability to timely manufacture, deliver and support ordered products; the company’s ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company’s competitors; the company’s ability to align its cost structure with market conditions; and other risks and uncertainties described in the company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Specifically, Mattson’s actual net sales and net income per share for each of the fourth quarter of 2013 and the first quarter of 2014 could differ materially from expectations, and are subject to adjustment. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The company assumes no obligation to update the information provided in this news release.